Exhibit 10.1

SECOND AMENDMENT
TO
AMENDED AND RESTATED GEORGE SAMENUK EMPLOYMENT AGREEMENT

     THIS AMENDMENT, dated May 21, 2005, is made and entered into by and between McAfee, Inc., a Delaware corporation (formerly Networks Associates, Inc.) (the “Company”) and George Samenuk, an individual (the “Executive”).

W I T N E S S E T H:

     WHEREAS, on or about October 9, 2001, Company and Executive entered an Amended and Restated Employment Agreement (the “Original Agreement”); and

     WHEREAS, the Original Agreement has been amended by that certain George Samenuk Employment Agreement Amendment, entered into January 20, 2004, between the Company and Executive (said Original Agreement, as so amended, being herein referred to as the “Agreement”); and

     WHEREAS, the parties desire to amend the Agreement in certain respects.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Definitions. Unless otherwise provided herein, capitalized terms used herein shall have the same meaning as provided in the Agreement. Effective April 19, 2005, Executive’s Target Bonus percentage is 147%, payable annually.

     2. Modifications. The parties hereby amend the Agreement as follows:

(a) Section 7, Compensation, is amended as follows:

(i) Section 7(g)(i), Termination For Any Reason, is amended to read in its entirety as follows:

Termination For Any Reason. Notwithstanding Executive’s entitlement to severance benefits under certain circumstances discussed below in this Section 7(g), upon the termination of Executive’s employment for any reason, the Company shall pay Executive all Base Salary, Target Bonus, and accrued but unpaid vacation earned through the date of termination, reimburse Executive for all necessary and reasonable expenses in accordance with Section 4 and for any other expenses pursuant to this Agreement for which reimbursement is still due, and continue Executive’s benefits under the Company’s then-existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. For purposes of calculating the Target Bonus earned through the date of termination, the Company shall pay Executive the portion of the Target Bonus derived by multiplying one hundred per cent (or such higher percentage as the Company may have established for the Target Bonus for the year in which the termination occurs) of Executive’s Base Salary by the quotient of (A) the number of days in the year in which Executive is terminated through the date of termination, divided by (B) 365, less any amounts previously paid by the Company in respect of the Target Bonus for the year in which Executive is terminated.

(ii) Section 7(g)(ii), Upon Termination Other Than for Cause or Resignation for Good Reason Prior to Change of Control, is amended to read in its entirety as follows:

Upon Termination Other Than for Cause or Resignation for Good Reason. If Executive resigns his Employment with the Company for Good Reason or Executive’s employment is terminated by the Company other than for (x) Cause, (y) Executive’s death, or (z) Executive’s Total Disability, then, subject to Executive executing and not revoking, the Mutual Release of Claims attached hereto as Exhibit A with the Company and not materially breaching the provisions of Section 17 hereof, (1) Executive’s Stock Options and Executive’s Restricted Stock, as well as any other stock options or restricted stock that he is granted by the Company, shall vest immediately and if applicable, the Company’s right to repurchase all of the same such shares immediately shall lapse, (2) Executive shall receive payments equal to the sum of twice Executive’s Base Salary plus twice his Target Bonus for the year in which employment terminated, less applicable withholding, and otherwise in accordance with Section 7(i) hereof, (3) the Company shall pay Executive cash equal to the pre-tax cost of providing group health, dental and vision plans continuation coverage premiums for Executive and his covered dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) for eighteen (18) months from the date of Executive’s termination of employment, and (4) the Company shall pay Executive cash equal to the pre-tax cost of providing all other Company welfare plan and fringe benefits and continued life insurance and long-term disability coverage (including the Prior Life and LTD coverage), in which Executive participated prior to his termination for eighteen (18) months from the date of Executive’s termination of employment. For purposes of the Target Bonus calculation under this Section 7(g)(ii) regarding Target Bonus measuring periods ending subsequent to the termination of Executive’s employment, the Target Bonus shall be deemed to be the same as for the Target Bonus measuring period during which Executive’s employment terminated, and the goals shall be deemed to be fully met.

(iii) Section 7(g)(iii), Upon Termination Other Than for Cause or Resignation for Good Reason On or At Any Time Following a Change of Control, is amended to read in its entirety as follows:

Deleted.

(iv) Section 7(g)(iv), Upon Termination Due to Death, is amended to read in its entirety as follows:

Deleted.

(v) A new Section 7(i) is hereby added to the Agreement, which new Section shall read in its entirety as follows:

Payments. To the extent benefits are due to Executive pursuant to Section 7(g)(i) of the Agreement, at the Company’s sole election and if allowed by law, in lieu of providing benefits under the Company’s then-existing benefit plans and policies for so long as required, the Company may pay Executive the dollar amount equal to the pre-tax cost to the Company of providing all such promised benefits in a cash lump sum within thirty (30) days of Executive’s termination of employment with the Company. To the extent benefits are due to Executive pursuant to Sections 7(g)(ii)(3) and (4) of the Agreement, in lieu of paying the group health, dental and vision plan continuation coverage premiums for Executive and his covered dependents and providing Executive with all other welfare plan and fringe benefits, continued life insurance and long-term disability coverage, the Company shall pay Executive the dollar amount equal to the pre-tax cost to the Company of providing all such promised benefits. For purposes of the calculation of the cost of continuation coverage premiums for the health, dental and vision plans and providing Executive with all other welfare plan and fringe benefits, continued life insurance and long-term disability coverage, it shall be assumed that no similar coverage or benefits are obtained by Executive or his dependents prior to the expiration of the eighteen (18) month period. All cash payments due under Section 7(g)(ii) shall be paid as follows: (1) 1/24 of the total amount due under Sections 7(g)(ii)(2) plus 1/18 of the total amount due under Sections 7(g)(ii)(3) and (4) shall be payable on the last calendar day of the month in which Executive’s employment with the Company terminated, and (2) a like amount shall be payable on the last calendar day of each month thereafter until such amount is paid in full; provided, however, that if any payments due under Section 7(g)(ii) have not been paid by March 1 of the calendar year following the calendar year in which Executive’s employment with the Company terminated, then the remaining amounts due under Section 7(g)(ii) shall be immediately due and payable on that date. All cash payments due under Section 7(h) shall be paid to Executive within thirty (30) days of demand therefore but in no event prior to Executive’s termination of employment with the Company.

(vi) A new Section 7(j) is hereby added to the Agreement, which new Section shall read in its entirety as follows:

409A Applicability. It is not the parties’ intention for any payment under this Agreement to create or constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (a “Deferred Compensation Plan”). In the event that this Agreement or any compensation payable under this Agreement (the “Payment”) is determined to be a Deferred Compensation Plan causing Executive to owe any additional federal income tax, the Company agrees to pay to Executive an additional sum (the “Gross Up”) in an amount such that the net amount retained by Executive after receiving both the Payment and the Gross Up and after paying: (i) any additional federal income tax on the Payment and the Gross Up, and (ii) any federal, state, and local income taxes on the Gross Up, is equal to the amount of the Payment. Notwithstanding the above, in the event payment of the Gross Up is or becomes the sole reason for this Agreement to be a Deferred Compensation Plan, the preceding sentence shall be void and no Gross Up shall be paid.

(b) The last paragraph of Section 3 of Exhibit A, which paragraph is unnumbered and immediately follows subsection (g), is amended to read in its entirety as follows:

“Nothing in this Release is intended to relieve the Company of its obligations under Labor Code Section 2802. Employee and the Company agree that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to and shall not relieve the Company from any obligations incurred under sections 7(g), 7(h), 7(i), 11 or 21 of the Employment Agreement, and/or under the Indemnification Agreement between the Employee and the Company dated January 2, 2001, as amended.”

     3. Confirmation. Except as amended hereby, the Agreement is ratified and confirmed in accordance with its terms.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

McAFEE, INC.		EXECUTIVE

By:	/s/ Kent H. Roberts

Name:	Kent H. Roberts	/s/ George Samenuk

Title:	EVP and General Counsel	Name: George Samenuk